[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

Exhibit 10.1

AMENDMENT TO LICENSE AGREEMENT

This Amendment to License Agreement (“Amendment”) dated August 22, 2006 (“Effective Date”), is by and among the Mayo Foundation for Medical Education and Research, a Minnesota charitable corporation, located at 200 First Street SW, Rochester, Minnesota 55905-001 (“Mayo”) and Accentia Biopharmaceuticals, Inc. and Accentia Specialty Pharmacy, Inc., a subsidiary of Accentia, Inc., both Florida corporations having a place of business at 5310 Cypress Center Drive, Suite 101, Tampa, Florida, 33609 (collectively, “Accentia”); each a “Party” and collectively, “Parties.”

WHEREAS, Mayo and Accentia entered into a license agreement of February 10, 2004, as amended (collectively the “License Agreement”) regarding the treatment of chronic rhinosinusitis and/or asthma with amphotericin-B compounds; and

WHEREAS, Mayo and Accentia wish to provide and clarify the manner in which non-prescription products, including OTC, health and beauty aides, homeopathic, and disinfectants, are treated under the License Agreement.

NOW THEREFORE, in consideration of the forgoing and the promises and covenants set fort below, the Parties agree as follows:

1.	Article 1 is hereby expanded by adding the following: “1.30 “Non-Prescription Product” shall mean any Product which Product does not require sale by a prescription, including but not limited to OTC, health and beauty aides, homeopathic, and disinfectants. Non-Prescription Products are referred to herein as “NPP Products”.

2.	Article 3 is expanded by adding the following: “3.012(d) an exclusive world-wide license to use, offer for sale, sell, develop, manufacture and have manufactured NPP Products (“NPP License”). Without limiting the exclusivity of the NPP License, Mayo shall have the right to consent to each NPP Product before Accentia can commercialize such NPP Product under the NPP License, which consent Mayo may withhold in its reasonable discretion. Mayo hereby consents to the first NPP Product, which is any NPP Product that includes [*] at a concentration of [*].

3.	Article 4 is expanded by adding the following: “4.11 With regard to NPP Products:

(a) Accentia shall pay to Mayo the following upfront Royalty: (i) [*] Dollars ($[*]) on the date hereof; (ii) a Warrant to purchase Four Hundred and Fifty Thousand (450,000) shares of Accentia Common Stock an exercise price of Three Dollars and Fifty Cents ($3.50) per share for a period of five (5) years to be issued on the date hereof and vesting according to the following schedule 150,000 warrants immediately, 150,000 warrants at the first year anniversary of Effective Date and 150,000 warrants at the second year anniversary of the Effective Date and (iii) at such time as Accentia commences the sale of a second NPP Product and for each NPP Product for which Accentia commences sales thereafter, an additional [*]. The up-front Royalty is non-refundable and is not an advance or creditable against any royalty or other payment otherwise due here under;

(b) In lieu of any other Earned Royalties under the License Agreement, Accentia shall pay to Mayo Earned Royalties on all NPP Products according to the following schedule: (i) [*] percent ([*]%) of all Sales of NPP Products from the date of invoice for first sale of such NPP Product until one year from such date; (ii) [*] percent ([*]%) of all Sales of NPP Products for the one year period following the last day set forth in (i) above; and (iii) [*] percent ([*]%) of all Sales of NPP Products from the day following the last day set forth in (ii) above;

(c) With the exception of any sublicenses between Accentia and an Accentia subsidiary which is an Affiliate as defined in Paragraph 1.02, in addition to the Earned Royalty obligations set forth herein, Accentia shall pay Mayo [*] percent ([*]%) of any upfront Sublicensing Revenue received from any sublicense of an NPP Product. Accentia shall be permitted to deduct from payment to Mayo that part of Sublicensing Revenue attributable to royalties on Sales for which Accentia has paid an Earned Royalty to Mayo pursuant hereto. Accentia shall have the burden of documenting such deduction to Mayo; and

(d)	Accentia can sublicense the right to use, offer for sale, sell, develop, manufacture and have manufactured any NPP Product to any subsidiary of Accentia provided the Accentia subsidiary is an Affiliate of Accentia as defined in Paragraph 1.02 hereof and further provided that any such sublicense complies with each of the following requirements: (i) Accentia shall remain liable for the subsidiary’s compliance with the License; (ii) the Sublicensee shall agree to comply with all applicable terms of the License, including but not limited to, to indemnify Mayo, in accordance with Section 6.05 of the License for uses by the subsidiary of the sublicensed Patent Rights and Know-How; (iii) the sublicense shall be effective as of the date Mayo receives Notice from Accentia and shall terminate on the last to expire claim within the Patent Rights; (iv) notwithstanding anything to the contrary, the sublicense shall terminate ninety (90) days after marketing approval by the FDA of the NPP Product so sublicensed as a prescription product for the treatment of chronic rhinosinusitis and/or asthma; (v) nothing herein grants the Accentia subsidiary or Accentia the right to develop any NPP Product as an FDA Product; and (vi) any sublicense must: (a) contain an agreement by the subsidiary not to seek FDA approval for any Product or Compound as a prescription; (b) be limited as provided herein; and (c) contain and be consistent with all the terms and conditions of the License (including, without limitation, provisions relating to Sales, limitation on name use, confidentiality and indemnification), or the sublicense shall be null and void; (vii) Accentia shall remain liable for the subsidiary’s compliance with the License and the sublicense, including to indemnify Mayo, in accordance with Section 6.05 of the License for uses by the subsidiary of the sublicensed Patent Rights and Know-How; (viii) Mayo shall be listed as a third party beneficiary in any sublicense regarding the Patent Rights and Know-How; (xi) if Accentia or its subsidiary desires to sublicense a NPP Product other than to a subsidiary of Accentia which is an Affiliate as defined in Paragraph 1.02 hereof, it must obtain Mayo’s prior written consent for each such Product, which consent Mayo is not obligated to give and (x) Accentia has issued and delivered the Warrant to Mayo as provided in Paragraph 4.11(a) (iii) above.

3.	Except as amended hereby, the License Agreement, as amended, remains in full force and effect.

(signatures on following page)

IN WITNESSETH WHEREOF, the parties have executed this Amendment on the day and year first above written.

“ACCENTIA” ACCENTIA BIOPHARMACEUTICALS, INC.

By:	/s/ Frank E. O’Donnell, Jr. M.D.

Chairman and CEO

ACCENTIA SPECIALTY PHARMACY, INC.

By:	/s/ Frank E. O’Donnell, Jr. M.D.

Chairman

MAYO FOUNDATION FOR MEDICAL EDUCATION AND RESEARCH

By:	/s/ Steven P. Van Nurden

Assistant Treasurer

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